EMail Address	central@cwilson.com	Clark Wilson LLP
Our File No.	27271//01 / D/JLM/722153.1	Barristers & Solicitors
Patent & Trade-mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

June 14, 2005

Xten Networks, Inc.
188-4664 Lougheed Highway
Burnaby, BC V5C 5T5

Dear Sirs:

                               Re:               Registration Statement on Form S-8

                               We are counsel to Xten Networks, Inc. (the "Company"), a corporation continued under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 10,000,000 of our common shares, consisting of 4,000,000 shares (the “2004 Plan Shares”) of our common stock that we may issue pursuant to stock options granted and to be granted under our 2004 Stock Option Plan (the "2004 Plan") and 6,000,000 shares (collectively with the 2004 Shares, the “Optioned Shares”) of our common stock that we may issue pursuant to stock options granted and to be granted under our 2005 Stock Option Plan (The “2005 Plan”).

                               We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

                               Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Option Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2004 Plan and the 2005 Plan, validly issued, fully paid and non-assessable.

                               We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

www.cwilson.com

                               This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP